Exhibit 10.1

Cougar Biotechnology, Inc.

10990 Wilshire Boulevard, Suite 1200

Los Angeles, CA 90024

August 31, 2007

Mr. Charles R. Eyler

3125 Collingswood Drive

El Dorado Hills, CA 95762

Dear Mr. Eyler:

This letter shall confirm our understanding as to the terms of your employment as Treasurer and Vice President of Finance of Cougar Biotechnology, Inc. (“Cougar”) effective as of the date hereof.

1.	You shall receive an annualized base salary equal to Two Hundred Twenty-Five Thousand Dollars ($225,000.00), payable in accordance with Cougar’s normal payroll practices.

2.	You will be eligible to receive an annual bonus of up to $75,000.00 (the “Discretionary Bonus”), the amount of which shall also be determined solely by the Board of Directors and shall be based upon your performance on behalf of Cougar during the prior year. The Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion.

3.	In the event you are terminated from employment by Cougar for reasons other than “Cause”, death or disability, you will be entitled to a severance package equal to six months of your base salary, payable over such six-month period in accordance with Cougar’s normal payroll practices. Additionally, any outstanding options to purchase Cougar common stock you hold shall continue to vest in accordance with their respective terms during the six-month period. Your eligibility for the compensation set forth in this paragraph 3 will be subject to your execution and delivery of a standard release agreed upon by you and Cougar. For purposes hereof, “Cause” shall mean: (i) failure to adequately perform you job duties, in the good faith discretion of Cougar’s Board of Directors or Chief Executive Officer; (ii) your willful failure, disregard or refusal to perform, or willful misconduct in performance of, your duties of employment; (iii) any willful, intentional or grossly negligent act by you having a negative effect on the business or reputation of Cougar or its affiliates, as determined in the good faith discretion of Cougar’s Board or Chief Executive Officer; (iv) your indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea); (v) your engagement in any form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); (vi) any misappropriation or embezzlement of the property of Cougar or its affiliates (whether or not a misdemeanor or felony); or (vii) your material breach of any other agreement with Cougar, including without limitation any confidentiality, inventions or non-competition agreements.

4.	You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with Cougar’s business.

5.	You will be entitled to participate in benefits generally available to Cougar employees, including group medical coverage pursuant to the group policy of Cougar.

6.	Your employment shall be on an at-will basis and will be subject to the terms of Cougar’s employee manual. The terms of this letter agreement supersede in its entirety that certain letter agreement dated August 5, 2004, as amended August 21, 2007, by and among you and Cougar. The terms of any other agreements you have with Cougar, including without limitations, any confidentiality, inventions and non-competition agreements, shall remain in effect in accordance with their respective terms.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this letter in the space provided and returning a copy to me.

Cougar Biotechnology, Inc.

Very truly yours,

By:	/s/ Alan H. Auerbach
Name: Alan H. Auerbach Title: Chief Executive Officer

Agreed and Accepted:

By:	/s/ Charles R. Eyler
Name: Charles R. Eyler Date: August 31, 2007